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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

                                                                Six Months Ended                   Three Months Ended
                                                            ---------------------------------------------------------------
                                                                     June 30,                           June 30,
                                                                2000           1999             2000                 1999
                                                            ---------------------------------------------------------------
INCOME
Net income                                                  $1,398,132      $1,180,362     $    713,093        $    565,751
Less: preferred stock dividend requirements                    900,450         900,450          450,225             450,225
                                                            ----------      ----------     ------------        ------------
Net income applicable to common stock                       $  497,682      $  279,912     $    262,868        $    115,526

SHARES
Weighted average number of common shares outstanding            22,077          22,077           22,077              22,077

NET INCOME PER SHARE                                        $    22.54      $    12.68     $      11.91        $       5.23

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